Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-102627, No. 333-107990, No. 333-115628, No. 333-117425 and No. 333-145004) and on Form S-3 (No. 333-121452 and No. 333-141110) of Plains Exploration & Production Company of our report dated March 1, 2007, except as to Note 11, for which the date is August 17, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Pogo Producing Company, which is included in this Current Report on Form 8-K of Plains Exploration & Production Company dated May 19, 2008.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
May 19, 2008